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                                                                      EXHIBIT 3


                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION
                                       OF
                        RESOURCE BANKSHARES CORPORATION



                                   ARTICLE I

                                      NAME

     The name of the Corporation is:

                        Resource Bankshares Corporation


                                   ARTICLE II

                                    PURPOSE

     The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act (the "VSCA").


                                  ARTICLE III

                                 CAPITAL STOCK

     (a) The Corporation shall have the authority to issue 6,666,666 shares of Common Stock, par value $1.50 per share, and 500,000 shares of Preferred Stock, par value $10.00 per share.

     (b) The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The Preferred Stock of all series shall have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the
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shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.


                                   ARTICLE IV

                              NO PREEMPTIVE RIGHTS

     No holder of any shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase such shares.


                                   ARTICLE V

                     LIMIT ON LIABILITY AND INDEMNIFICATION

     (a) To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

     (b) To the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     (c) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.


                                   ARTICLE VI

                  SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

     Unless the Board of Directors conditions its submission of a proposed extraordinary corporate event (as defined below) on receipt of a greater vote, any extraordinary corporate event that requires shareholder approval under the VSCA shall be approved by not less than a majority of the votes entitled to be cast on the proposed extraordinary corporate event by each class or series of stock entitled to vote on such extraordinary corporate event at a meeting at which a quorum of each such class or series exists. For purposes of this
Article VI, "extraordinary corporate event" means (i) any amendment to these Articles of Incorporation that requires shareholder approval under (S) 13.1-707 of the VSCA, (ii) any merger pursuant to (S) 13.1-716 of the VSCA, (iii) any statutory share exchange pursuant to (S)13.1-717 of the VSCA or (iv) any sale of all or substantially all of the assets of the Corporation pursuant to (S) 13.1-
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724 of the VSCA, or (v) any dissolution of the Corporation pursuant to (S) 13.1-
742 of the VSCA, or any such extraordinary corporate event under any successor statutes to any of the foregoing. The provisions of this Article VI shall not be deemed to affect any shareholder vote required by Article 14 of the VSCA.

                                  ARTICLE VII
                         CLASSIFIED BOARD OF DIRECTORS

(a) Classified Board of Directors. Commencing with the 2000 Annual Meeting of shareholders, the Board of Directors shall be divided into three classes, Class A, Class B and Class C, as nearly equal in number as possible. At the 2000 annual meeting of shareholders, directors of the first class (Class A) shall be elected to hold office for a term expiring at the 2001 annual meeting of shareholders, directors of the second class (Class B) shall be elected to hold office for a term expiring at the 2002 annual meeting of shareholders, and directors of the third class (Class C) shall be elected to hold office for a term expiring at the 2003 annual meeting of shareholders. At each annual meeting of shareholders after the 2000 annual meeting, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When and if the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

(b) Removal of Directors by Shareholders. Any director elected by the holders of the Corporation's common stock may only be removed by shareholders for cause. For purposes of this provision, the term "cause" shall mean engaging in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.